Exhibit 99.1

NEWS RELEASE

Cornerstone Building Brands Announces

CEO Retirement and Transition Plan

•	James S. Metcalf announces retirement, transitions to the role of Executive Chairman

•	Rose Lee appointed President and Chief Executive Officer effective September 6, 2021

CARY, NC – August 4, 2021 – Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), the largest manufacturer of exterior building products in North America, today announced that James S. Metcalf will retire as chief executive officer (CEO), effective September 6, 2021. As part of the leadership transition, Mr. Metcalf will continue in the role of executive chairman of the board through March 31, 2022. Rose Lee will succeed Mr. Metcalf as president and CEO and will join the board as a director of the Company.

“Leading Cornerstone Building Brands since its inception has been such an honor for me,” said James S. Metcalf, chairman and chief executive officer. “Together, we worked diligently to deliver on our strategy towards profitable growth and strengthen our industry leadership. This has been a remarkable journey of transformation and growth and the Company is well prepared for this leadership transition,” Mr. Metcalf continued.

Over the last year, the Board of Directors conducted a comprehensive search process to identify a successor. Ms. Lee’s background and experience working with well-respected industry leading manufacturing companies, makes her an excellent addition to the Company. Specifically, she has held multiple senior leadership positions at DuPont, most recently serving as president of the Water and Protection business and at Saint-Gobain, where she led building products businesses for the residential end-markets.

“Rose’s background, skills, and expertise give the board full confidence that she is the right person to serve as the next leader of Cornerstone Building Brands as it continues positioning for growth and value creation. I have full confidence that Rose and our management team will continue to provide dynamic leadership to create even greater success for our customers, shareholders and employees,” Mr. Metcalf concluded.

“On behalf of the board of directors, I would like to acknowledge and thank Jim for his steadfast leadership and for developing a winning management team that is poised for future success,” said John Krenicki, Jr, lead director of the Cornerstone Building Brands Board of Directors. “He was instrumental in creating an exterior building products industry leader beginning with the merger of NCI Building Systems & Ply Gem, integrating multiple acquisitions, driving portfolio simplification and setting a high bar for performance. We were very fortunate to have an exceptional leader like Jim at the helm as the Company navigated during the pandemic,” Mr. Krenicki continued.

“Rose is a proven leader and team builder with a diverse and deep set of skills and experiences.  She and Jim share a common belief that talent, team and customers are the keys to success. The board is excited to have Rose join and lead Cornerstone Building Brands and work closely with Jim to ensure a seamless transition,” concluded Mr. Krenicki.

“I am extremely excited to join Cornerstone Building Brands as CEO and lead its next growth chapter,” said Rose Lee. “I look forward to working with my 20,000 colleagues to scale our impact as a premier exterior building products company.”

About Rose Lee

Rose Lee is President of the DuPont Water & Protection business where she leads a diverse business creating water, shelter, and safety solutions for a more sustainable world. Rose joined DuPont in 2015 as Global Business Director, DuPont™ Kevlar® and Aramid Intermediates. In 2016, she assumed the role of President, DuPont Protection Solutions and was named President, Safety & Construction in 2017.

Prior to joining DuPont, Rose held senior leadership positions at Saint-Gobain in several General Management positions serving construction, transportation, energy and defense sectors, as Strategy Director and CIO of North America region.  Prior to Saint-Gobain, she held various engineering and management positions at Pratt & Whitney, a United Technologies company. She also was a Senior Consultant at Booz, Allen & Hamilton in New York City.

Rose is a board member of Crown Holdings, Inc. She has served as a member of the Economic Advisory Council for the Federal Reserve Bank of Philadelphia, Inc., and is a member of Women Corporate Directors, Philadelphia chapter.

Rose earned a Bachelor of Science in aerospace engineering from Cornell University, a Master of Science in mechanical engineering from Rensselaer Polytechnic Institute, and a M.B.A. from the Massachusetts Institute of Technology.

About Cornerstone Building Brands

Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, insulated metal panels, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are deeply embedded in our culture, and we are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com

Contacts:

Tina Beskid – Investor Relations

Jennifer Minx – Media Relations

1-866-419-0042

info@investors.cornerstonebuildingbrands.com

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